Exhibit 99.1

EURAMAX HOLDINGS, INC.
FIRST QUARTER 2015 FINANCIAL RESULTS

Norcross, Georgia, May 14, 2015 – Euramax Holdings, Inc. (the "Company"), a leading producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the first quarter of 2015.

•	Net sales, operating loss, and Adjusted EBITDA for the first quarter of 2015 were $185.6 million, $3.3 million, and $6.6 million, respectively.

•	Net sales, excluding the negative impact of foreign currency fluctuations, improved $27.2 million, or 16.0%, over the first quarter of 2014.

•
Consolidated Adjusted EBITDA for the first quarter increased $2.2 million, or 50.0%, versus the prior year quarter. Excluding the negative impact of foreign currency fluctuations, Adjusted EBITDA improved $3.3 million, or 75.0%.

•	On a consolidated basis, loss from operations improved $1.7 million, or 34.0%, when compared to the $5.0 million loss reported in 2014.

•	In the Company's U.S. operating segments, net sales and operating income improved 18.4% and 82.5%, respectively, compared to the prior year.

The Company believes that the significant performance improvement it has achieved over the last four quarters can be credited in large part to its retention of Huron Business Advisory (“Huron”) as an advisor in February 2014, and to the appointment of Huron professional, Hugh Sawyer, as the Company’s interim President. Under Mr. Sawyer’s direction, the Company identified multiple, significant opportunities for sustainable performance improvement, made a number of meaningful upgrades in its leadership team and implemented initiatives to capitalize on the opportunities identified in Huron’s comprehensive business assessment.
Mr. Sawyer has more than 35 years of experience leading operational improvements, turnarounds, and mergers and acquisitions for both public and private companies across a broad range of industries. He has served as the president or chief executive officer of eight companies, as well as in various board roles during his career.
Mr. Sawyer commented, "The Company's Adjusted EBITDA for the first quarter of 2015, excluding a $1.1 million negative impact of foreign currency exchange and a $1.2 million one-time impact as the result of a customer bankruptcy in the UK, improved $4.5 million, or 102.3%, over the first quarter of 2014. This represents the Company's fourth consecutive quarter of improvement in net sales, operating income and Adjusted EBITDA versus the corresponding prior year quarter. The Company believes that, among other factors, this significant improvement has been substantially driven by the ongoing execution of transformative initiatives implemented during the second half of 2014.”
Mr. Sawyer added, “We believe that the cost saving initiatives related to procurement, logistics and headcount could ultimately yield an additional annualized aggregate benefit that we currently estimate to be in the range of $15-20 million in the next 12-18 months. The substantial elements of the estimated $15-20 million improvement relate to modifications in the design and execution of our Procurement and Logistics programs. These changes to our former practices were largely implemented during the last few quarters and we anticipate that these discreet and identified cost savings will begin flowing thru to Adjusted EBITDA over the course of 2015."
Mr. Sawyer noted, "This potential improvement does not include any anticipated positive impact of continuing growth in our end markets or additional initiatives underway to improve the overall sales effectiveness of the company. I am pleased that our cost initiatives are beginning to deliver the improvements we had anticipated would return the Company to its historical

Adjusted EBITDA margin levels. The "New Euramax" leadership team has embraced a culture of high performance and continuous improvement that is a hallmark of successful companies and I am very proud of their accomplishments. I believe the upgrades we have made in the leadership of our North American and International Business Units, Procurement, Logistics, Information Technology, Customer Sales and General Management will continue to yield financial and competitive benefits.”
Mr. Sawyer concluded, “Huron has worked collaboratively and effectively with an outstanding Euramax management team to eliminate barriers to performance improvement and ultimately position the Company for sustainable growth in Adjusted EBITDA.”
First Quarter 2015 Financial Summary

•
Net sales increased $15.7 million, or 9.2%, to $185.6 million in the first quarter of 2015 compared to $169.9 million in the first quarter of 2014. The weakening of the British pound sterling and euro against the U.S. dollar resulted in an approximate $11.5 million decrease in net sales during the quarter. Excluding the impact of foreign currency fluctuations, net sales increased $27.2 million, or 16.0%, over the prior year quarter.

◦
Net sales in the Company's U.S. segments improved $19.0 million, or 18.4%, compared to the first quarter of 2014. Net sales in our U.S. Residential Products segment improved as a result of higher demand from distributors, home improvement retailers and other retailers for our roof drainage, roof edge and related products and from higher demand from contractors for our vinyl window and patio offerings during the first quarter of 2015 compared to the first quarter of 2014. Net sales in the Company's U.S. Commercial Products Segment also improved as a result of increased demand from OEMs in the RV market and distributors and contractors in the post frame construction market. Net sales increases were partially offset by a decline in demand in the architectural construction market.

◦
Total net sales for our European segments declined $3.3 million, or 5.0%, compared to the first quarter of 2014. Foreign currency translation resulted in an approximate $11.5 million decrease in net sales during the first quarter of 2015 as a result of the weakening of the euro and British pound sterling against the U.S. dollar. Excluding the impact of foreign exchange, net sales increased $8.2 million, or 12.3%, over the prior year quarter. Net sales improvement, excluding the impact of foreign exchange, resulted primarily from ongoing business development initiatives in emerging markets and from higher demand from OEMs in the holiday home market in the UK.

•
Loss from operations improved $1.7 million, or 34.0%, to $3.3 million in the first quarter of 2015 compared to $5.0 million for the first quarter of 2014. Foreign currency translation negatively impacted our loss from operations by $0.4 million. Excluding the impact of foreign exchange, our loss from operations improved $2.1 million, or 42.0% compared to the first quarter of 2014.

◦
In the Company's U.S. segments, operating income improved $5.2 million, or 82.5%, compared to the prior year. This improvement is primarily related to higher sales volumes and to the ongoing execution of the Company’s operating initiatives. These initiatives led to lower selling and general costs in the current quarter substantially related to work force rationalization and sales force optimization implemented in the second half of 2014.

◦
In Europe, the Company's end markets continue to be negatively impacted by economic uncertainty and reduced consumer confidence, primarily in the RV and transportation end markets we serve. Operating income for our European segments declined $1.7 million, or 47.2%, over the prior year. Foreign currency translation negatively impacted income from operations for the Company's European segments by approximately $0.4 million. Additionally, operating income was negatively impacted by a non-recurring $1.2 million loss related to the write off of specific receivables due to the bankruptcy of a customer in the UK during the first quarter of 2015.

◦
Higher corporate non-allocated costs resulted in a reduction to operating income of $1.8 million primarily related to a retention compensation program for certain key executives and ongoing consulting services, among other items.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $6.6 million in the first quarter of 2015 compared to $4.4 million in the first quarter of 2014, an increase of $2.2 million, or 50.0%. Excluding the impact of foreign exchange, Adjusted EBITDA improved $3.3 million, or 75.0%, compared to the prior year quarter.

Conference Call
The Company will host an investor conference call regarding its first quarter 2015 financial results at 1:00 p.m. Eastern Time on Friday, May 15, 2015. The call can be accessed through the following dial-in numbers: US/Canada: 800-862-9098; International: 785-424-1051: Conference ID: Euramax Earnings Call. A replay of the conference call will be available through Sunday, June 14, 2015. The replay may be accessed using the following dial-in information: US: 800-839-3740; International: 402-220-7239.

Contact Information
Euramax Holdings, Inc.
Mary S. Cullin, (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, investments, anticipated costs of revenues, product mix, operational efficiencies, supply chain, global conditions, revenue quality, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents Adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of Adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the Indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes Adjusted EBITDA is helpful to investors in highlighting trends because Adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use Adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s Adjusted EBITDA to net loss is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 3, 2015	December 31, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,868	$2,074
Accounts receivable, less allowances of $1,268 and $1,522, respectively	88,357	80,329
Inventories, net	110,648	106,385
Income taxes receivable	1,897	1,734
Deferred income taxes	424	426
Other current assets	7,750	7,009
Total current assets	210,944	197,957
Property, plant and equipment, net	104,037	111,164
Goodwill	180,659	190,158
Customer relationships, net	22,754	26,315
Other intangible assets, net	6,365	6,495
Deferred income taxes	179	—
Other assets	3,924	4,687
Total assets	$528,862	$536,776
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$83,772	$78,846
Accrued expenses and other current liabilities	25,065	25,509
Accrued interest payable	85	12,912
Current portion of long-term debt	450,012	4,663
Deferred income taxes	811	895
Total current liabilities	559,745	122,825
Long-term debt	124,408	534,852
Deferred income taxes	14,073	15,894
Other liabilities	34,711	36,311
Total liabilities	732,937	709,882
Shareholders’ deficit:
Common stock	196	196
Additional paid-in capital	724,661	724,562
Accumulated loss	(934,440)	(903,029)
Accumulated other comprehensive income	5,508	5,165
Total shareholders’ deficit	(204,075)	(173,106)
Total liabilities and shareholders’ deficit	$528,862	$536,776

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended
	April 3, 2015	March 28, 2014
Net sales	$185,599	$169,904
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	160,587	146,971
Selling and general (excluding depreciation and amortization)	18,537	18,776
Depreciation and amortization	7,499	8,202
Other operating charges	2,263	965
Loss from operations	(3,287)	(5,010)
Interest expense	(13,934)	(13,765)
Other (loss) income, net	(15,465)	196
Loss before income taxes	(32,686)	(18,579)
(Benefit from) provision for income taxes	(1,275)	693
Net loss	$(31,411)	$(19,272)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	April 3, 2015	March 28, 2014
Net cash used in operating activities	$(32,470)	$(3,886)
Cash flows from investing activities:
Proceeds from sales of assets	43	43
Capital expenditures	(2,109)	(1,488)
Net cash used in investing activities	(2,066)	(1,445)
Cash flows from financing activities:
Net borrowings (repayments) on ABL Credit Facility	24,207	(13,756)
Net borrowings on European Credit Facilities	10,523	14,657
Changes in cash overdrafts	—	236
Debt issuance costs	—	(88)
Net cash provided by financing activities	34,730	1,049
Effect of exchange rate changes on cash	(400)	(297)
Net decrease in cash and cash equivalents	(206)	(4,579)
Cash and cash equivalents at beginning of period	2,074	8,977
Cash and cash equivalents at end of period	$1,868	$4,398

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended
	April 3, 2015	March 28, 2014
Net loss	$(31,411)	$(19,272)

Add:
Interest expense	13,934	13,765
Depreciation and amortization	7,499	8,202
(Benefit from) provision for income taxes	(1,275)	693

Adjustments:
Other loss (income), net (a)	15,465	(196)
Retention costs	1,018	—
Plant closure, severance, relocation and one-time compensation costs	566	764
Non-recurring executive consulting	425	222
Non-recurring consulting, legal and professional fees	291	140
Stock compensation expense	99	121
Adjusted EBITDA	$6,611	$4,439

(a)
Other loss, net for the three months ended April 3, 2015 is primarily comprised of translation losses on intercompany obligations due to the weakening of the euro compared to the U.S. dollar totaling $16.2 million, offset by gains of $0.8 million on forward foreign currency contracts. Other income, net for the three months ended March 28, 2014 consisted primarily of translation gains on intercompany obligations due to the strengthening of the euro compared to the U.S. dollar totaling $0.2 million.